Exhibit 99.1

News Release	For Immediate Release
November 6, 2009
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Ken Harper
Greer, SC 29650	Phone: (864) 848-5104

Greer Bancshares Incorporated Reports Third Quarter 2009 Earnings

GREER, SC — Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $630,000 before TARP-related costs of $158,000, resulting in net income available to common shareholders of $472,000, or $0.19 per diluted share of common stock for the quarter ended September 30, 2009, compared to a net loss attributable to common shareholders of $7,193,000 or $2.89 per diluted share of common stock for the third quarter of 2008. The company’s results for the third quarter of 2008 were negatively impacted by impairment charges relating to the write-down of holdings of Fannie Mae preferred stock.

Significant events for the quarter included the disposal of all remaining shares of Fannie Mae preferred stock, which will serve to eliminate our exposure to the level of swings in market value as has been the case over the past 15 months. Additionally, the Bank was able to utilize capital gains from the investment portfolio to offset increased FDIC insurance premiums during the third quarter. Operating performance continues to be aided by gradual improvement in the net interest margin, and continued expense control. Bank emphasis on core deposit acquisition activities has resulted in year to date core deposit growth of $20,216,000, and has allowed the company to reduce brokered deposit balances by $17,989,000 since December 31, 2008.

For the first nine months of 2009, the net income available to common shareholders after TARP- related costs of $423,000 amounted to $0.07 per common share, which compared to a net loss of $6,117,000 or $2.46 per common share for the same nine-month period in 2008.

Greer State Bank’s asset base has increased by 10.1% over the past twelve months to $473.2 million as of 9/30/09, in comparison to total assets of $429.6 million at 9/30/08. Net loans outstanding as of 9/30/09 amounted to $302.6 million, up $6.6 million over net loan totals as of 9/30/08. The allowance for loan losses amounted to 1.98% of loan outstandings as of 9/30/09.

Ken Harper, President and Chief Executive Officer reports: “While we are pleased with improvement in the net interest margin and our general operating performance, we continue to remain cautious with regard to asset quality issues, as our clients continue to work through the effects of this extended recession. As many notable economists have observed, true economic recovery will come with containment of job losses, and sustained job creation, both of which will take some time. Softness in residential real estate continues to present a worry in our local economy, and remains a concern. We will continue to remain focused upon working through existing and arising credit issues in a diligent but compassionate manner.”

Greer State Bank is now in its twenty-first year of operations and serves the greater Greer community with three branch offices and a fourth branch office in the Taylors community. Greer Bancshares Incorporated trades in the over the counter market and is quoted on the OTC Bulletin Board under the symbol GRBS.

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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions, are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements. The Company’s operating performance is subject to various risks and uncertainties including, without limitation:

•	significant increases in competitive pressure in the banking and financial services industries;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment;

•	the level of allowance for loan losses;

•	the rate of delinquencies and amounts of charge-offs;

•	the rates of loan growth;

•	adverse changes in asset quality and resulting credit risk-related losses and expenses;

•

general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;

•	changes occurring in business conditions and inflation;

•	changes in technology;

•	changes in monetary and tax policies;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities;

•	changes in the securities markets; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

For a description of factors which may cause actual results to differ materially from such forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The Company undertakes no obligation to update any forward-looking statements made in this release.